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Exhibit 5.1

February 10, 2005

(213) 229-7000	C 50538-00007

(213) 229-7520

K&F Industries, Inc.
600 Third Avenue
New York, NY 10016

  Re:
  Registration Statement on Form S-1

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-1, as amended (the "Registration Statement"), of K&F Industries, Inc., a Delaware corporation (the "Company"), Aircraft Braking Systems Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company ("ABSC"), Engineered Fabrics Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company ("EFC") and Aircraft Braking Services, Inc., a Delaware corporation and wholly-owned subsidiary of ABSC ("ABSI" and together with ABSC and EFC, the "Guarantors"), filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), in connection with the offering from time to time by the persons listed in the Registration Statement of up to $30,100,000 aggregate principal amount of 7 3/4% Senior Subordinated Notes due 2014 (the "Notes"), which are guaranteed pursuant to guarantees (the "Guarantees") issued by the Guarantors. The Notes were issued pursuant to an Indenture, dated as of November 18, 2004, between K&F Acquisition, Inc., a Delaware corporation (as predecessor in interest to the Company, the "Predecessor") and U.S. Bank, National Association, as Trustee (as amended by that First Supplemental Indenture, dated as of November 18, 2004, between the Company (as permitted successor to Predecessor) and U.S. Bank, National Association, as Trustee and as further amended by that Second Supplemental Indenture, dated as of November 18, 2004, among the Guarantors, the Company and U.S. Bank National Association, as Trustee, the "Indenture").

        We have assumed without independent investigation that:

          (a)   The signatures on all documents examined by us are genuine, all individuals executing such documents (including on behalf of the Company) had all requisite legal capacity and competency and were duly authorized to do so, the documents submitted to us as originals are authentic and the documents submitted to us as certified or reproduction copies conform to the originals;

          (b)   Each party to the Indenture (including the Company and the Guarantors) has all requisite power and authority to execute, deliver and perform its obligations under the Indenture, the execution and delivery of the Indenture by such party and performance of its obligations thereunder have been duly authorized by all necessary corporate or other action, and such Indenture has been duly executed and delivered by each such party;

          (c)   The Indenture is a legal, valid and binding obligation of each party thereto (other than the Company and the Guarantors), enforceable against it in accordance with their respective terms, and do not violate any law, regulation, order, judgment or decree applicable to such party; and

          (d)   There are no agreements or understandings between or among any of the parties to the Indenture or third parties that would expand, modify or otherwise affect the terms of the Indenture or the respective rights or obligations of the parties thereunder.

        In rendering this opinion, we have made such inquiries and examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, certificates, instruments and other documents as we have considered necessary or appropriate for purposes of this opinion. As to certain factual matters, we have relied to the extent we deemed appropriate and without independent investigation upon the representations and warranties of the

Company in the Indenture, certificates of officers of the Company (collectively, the "Officers' Certificate") or certificates obtained from public officials and others.

        Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations herein contained, we are of the opinion that

          1.     The Notes are legal, valid and binding obligations of the Company, entitled to the benefits provided under the Indenture and enforceable against the Company in accordance with their terms.

          2.     Each Guarantee is a legal, valid and binding obligation of the respective Guarantor.

        The foregoing opinion is also subject to the following additional qualifications, exceptions, assumptions and limitations:

          A.    We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America. This opinion is limited to the effect of the present state of the laws of the State of New York, the United States of America and the facts as they presently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

          B.    Our opinion set forth in paragraph 1 is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

          C.    We express no opinion regarding the effectiveness of (i) any waiver (whether or not stated as such) under the Indenture of, or any consent thereunder relating to, unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (ii) any waiver (whether or not stated as such) contained in the Indenture of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iv) any waiver of the right to jury trial; (v) any provision purporting to establish evidentiary standards; (vi) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others; (vii) the availability of damages or other remedies not specified in the Indenture in respect of breach of any covenants (other than covenants relating to the payment of principal, interest, make whole premium, indemnities and expenses); or (vii) any provisions that may be construed as penalties or forfeitures.

          D.    We express no opinion as to the effect on the enforceability of the Guarantees against the Guarantors of any facts or circumstances that would constitute a defense to the obligation of a guarantor or surety, unless such defense has been waived effectively by the Guarantors.

          E.    We express no opinion with respect to the legality, validity, binding nature or enforceability of any provision of the Indenture to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

          F.     We express no opinion as to the applicability to, or the effect of noncompliance by, any purchaser of the Notes or the Trustee with any state or federal laws applicable to the transactions contemplated by the Indenture because of the nature of the business of such person.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Registration Statement and the prospectus which forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,
/s/ GIBSON, DUNN & CRUTCHER LLP GIBSON, DUNN & CRUTCHER LLP

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  Exhibit 5.1